Exhibit 10.1

December 20, 2005

[Optionee Name]

[Address]

Re:	Acceleration of Stock Options

Dear                             :

This letter concerns certain stock options granted to you pursuant to the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”).

As you may know, the Compensation Committee of the Board of Directors of Trex Company, Inc. (the “Company”) has taken action to fully accelerate the vesting of each otherwise unvested stock option held by an option holder as of December 19, 2005 granted under the Plan with an option exercise price that is greater than $25.92 (each such option, an “Accelerated Option”). Your Accelerated Options are listed on Exhibit A to this letter.

You agree that you will not sell, transfer, pledge or otherwise dispose of any shares of Company common stock acquired upon the exercise of your Accelerated Options (any such transaction, a “Sale”) for any reason whatsoever until the earliest of (i) the date on which the exercise would have been permitted under such Accelerated Option’s pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Accelerated Options, (ii) the date on which the exercise would have been permitted under any provision of the Plan, including but not limited to pursuant to Section 18.2 of the Plan (Reorganization, Sale of Assets or Sale of Stock), or (iii) your last day of employment with the Company. For the avoidance of doubt, the foregoing agreement will apply to any Sale of shares of Company common stock by you to (i) cover the exercise price of such Accelerated Options in connection with a cashless exercise or (ii) satisfy withholding taxes due upon your exercise of an Accelerated Option.

If this Agreement correctly sets forth your agreement with regard to your Accelerated Options, kindly sign and return a copy of this Agreement to my attention.

Thank you.

Sincerely,

TREX COMPANY, INC.

Anthony J. Cavanna
Chairman and Chief Executive Officer

I agree with the terms and conditions set forth in this Agreement

Signature

Printed Name

Date

Exhibit A

Accelerated Options

Grant Date	Exercise Price	Number of Accelerated Options